UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 9, 2010
HENRY SCHEIN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27078	11-3136595

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

135 Duryea Road Melville, New York	11747

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (631) 843-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On August 9, 2010, Henry Schein, Inc. (the “Company”) entered into new $400 million private placement shelf agreements with Prudential Investment Management, Inc. ($250 million) and New York Life Insurance Company ($150 million). The facilities are uncommitted and will, subject to the terms and conditions set forth, respectively, therein, allow the Company to issue senior promissory notes to Prudential and/or New York Life at fixed rate economic terms to be agreed upon at the time of issuance, from time to time during a three year issuance period until August 2013. Subject to the right of the noteholders to receive certain equal and ratable collateral under certain circumstances specified in the facilities, these notes will be unsecured. The term of each note issuance will be selected by the Company and will range from five to 15 years (with an average life no longer than 12 years). The proceeds of any issuance under the facilities will be used for general corporate purposes, including working capital and capital expenditures, to refinance existing indebtedness and/or to fund potential acquisitions. Each of the facilities contains customary representations and warranties of the Company and either Prudential or New York Life, as applicable. The facilities also contain customary events of default and certain covenants which will limit the Company’s ability beyond agreed upon thresholds, to, among other things: (i) incur additional debt (including a covenant which limits consolidated leverage to 3.5 times earnings before interest, taxes, depreciation and amortization and certain other adjustments); (ii) incur liens; (iii) make dispositions of assets; (iv) enter into transactions with affiliates; and (v) merge, consolidate, transfer, sell or lease all or substantially all of the Company’s assets. These covenants are subject to a number of important exceptions and qualifications set forth in the facilities.
     The description of the facilities in this Form 8-K is a summary and is qualified in its entirety by the terms of each of the facilities. A copy of the Master Note Facility, dated as of August 9, 2010, between the Company, and New York Life Investment Management LLC and each New York Life affiliate which becomes party thereto, is attached hereto as Exhibit 4.1 and incorporated herein by reference. A copy of the Private Shelf Agreement, dated as of August 9, 2010, between the Company, and Prudential Investment Management, Inc. and each Prudential affiliate which becomes party thereto, is attached hereto as Exhibit 4.2 and incorporated herein by reference.
     Additionally, on August 9, 2010, as permitted by the Indenture dated as of August 9, 2004, among the Company and the Bank of New York, as Trustee, the Company notified the Trustee that it is calling its outstanding 3.00% convertible contingent notes due 2034 (the “Convertible Notes”) for redemption on September 3, 2010 (the “Redemption Date”). The Indenture provides that any holder of Convertible Notes called for redemption may elect to convert such notes into cash and shares of the Company’s common stock at a rate specified in the Indenture. The Company expects to pay $240 million in cash and to issue approximately 780,000 shares of its common stock in connection with redemption of the Convertible Notes. From and after the Redemption Date, the Convertible Notes will no longer be outstanding.
     Finally, on August 9, 2010, the Company entered into an amendment to its Credit Agreement among the Company, the several lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent and HSBC Bank USA, N.A., The Bank of New York Mellon, and UniCredit Markets and Investment Banking, acting through Bayerische Hypo- und Vereinsbank AG, New York Branch, as co-syndication agents, dated as of September 5, 2008, as amended (the “Credit Agreement”). The amendment revises the Credit Agreement to allow the Company to enter into permitted debt agreements (including, without limitation, the Prudential and New York Life private placement facilities) that contain negative pledge and certain other restrictions no more materially restrictive, taken as a whole, than those contained in the Credit Agreement.

ITEM 8.01. OTHER EVENTS.
     On August 10, 2010, Henry Schein, Inc. issued a press release announcing the new private placement facilities and the redemption of the Convertible Notes. Attached hereto and incorporated herein by reference as Exhibit 99.1 is the press release.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c)	Exhibit 4.1 — Master Note Facility, dated as of August 9, 2010, by and among the Company, New York Life Investment Management LLC and each New York Life affiliate which becomes party thereto.

Exhibit 4.2 — Private Shelf Agreement, dated as of August 9, 2010, by and among the Company, Prudential Investment Management, Inc. and each Prudential affiliate which becomes party thereto.

Exhibit 99.1 — Press Release dated August 10, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC.
Date: August 10, 2010	By:	/s/ Michael S. Ettinger
		Name:	Michael S. Ettinger
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	Master Note Facility, dated as of August 9, 2010, by and among the Company, New York Life Investment Management LLC and each New York Life affiliate which becomes party thereto.

4.2	Private Shelf Agreement, dated as of August 9, 2010, by and among the Company, Prudential Investment Management, Inc. and each Prudential affiliate which becomes party thereto.

99.1	Press Release dated August 10, 2010.